Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OraSure Technologies, Inc.:

We consent to the use of our reports dated March 2, 2020, with respect to the consolidated balance sheets of OraSure Technologies, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in the accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016‑02, Leases.

Our report dated March 2, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired CoreBiome, Inc., Novosanis NV, and Diversigen, Inc. (collectively, the “Acquired Companies”) during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, the Acquired Companies’ internal control over financial reporting associated with 11.7% of total assets and 4.0% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 26, 2020